SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

INCONTACT, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-33762

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, UT 84047

ANNUAL MEETING OF STOCKHOLDERS

June 15, 2011

NOTICE OF MEETING

The annual meeting of the stockholders of inContact, Inc., a Delaware corporation, will be held at 1:00 p.m., on June 15, 2011, at 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, for the following purposes:

•	to elect six directors;

•	approval of an amendment to our Bylaws to classify our Board of Directors and to provide for staggered three-year terms of service for each class of directors;

•	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2011;

•	to hold a non-binding advisory vote on a resolution for approval of executive compensation for our named executive officers;

•	to hold a non-binding advisory vote on whether future non-binding advisory votes on executive compensation should occur every one, two or three years; and

•	to conduct any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders at the close of business on April 18, 2011 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Kimm Partridge, Corporate Secretary

May 2, 2011

Important Notice – Voting of Shares: Due to a change in stock exchange rules, unlike previous annual meetings your broker will NOT be able to vote shares held in your brokerage account for any matter submitted to a vote unless you provide your broker directions on how to vote. We urge you to submit your vote through your broker by following the voting instructions in our proxy materials.

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, UT 84047

PROXY STATEMENT

This proxy statement is provided to stockholders of inContact, Inc. (“inContact,” “we,” “us,” “our,” or the “Company”) in connection with the annual meeting of stockholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 1:00 p.m., on June 15, 2011, at 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047.

ABOUT THE MEETING, VOTING, STOCKHOLDER PROPOSALS

AND COMPANY INFORMATION

Delivery and Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning May 2, 2011, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. On that date, our proxy statement and our Annual Report (of which our 2010 Annual Report on Form 10-K is a part) were available for review over the Internet at the website listed in the notice. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Matters to be Voted On at the Meeting and Solicitation

By authority of the Board of Directors, inContact is soliciting your vote for:

•	election of six directors;

•	approval of an amendment to our Bylaws to classify our Board of Directors and to provide for staggered three-year terms of service for each class of directors;

•	ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2011;

•	to hold a non-binding advisory vote on a resolution for approval of executive compensation for our named executive officers;

•	to hold a non-binding advisory vote on whether future non-binding advisory votes on executive compensation should occur every one, two or three years; and

•	action upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

The cost of this solicitation is being borne by inContact. Proxies may be solicited on our behalf by our directors, officers and regular employees by telephone or other means. There will be no special or additional compensation for these services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting materials to the beneficial owners of record of our common shares, and we will reimburse them for their related charges and expenses. We may also elect to engage a proxy solicitation firm to distribute and solicit proxies.

Persons Entitled to Vote

Stockholders of record at the close of business on April 18, 2011, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the stockholder is present in person or is represented by proxy.

How to Vote

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your notice of Internet access to the proxy materials or your proxy card. If you vote over the Internet, you should not vote by telephone or vote by returning a proxy card.

•

You may vote by telephone. You may vote by telephone regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on the proxy card. If you vote over the telephone, you should not vote by Internet or vote by returning a proxy card.

•

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Theodore Stern or Paul Jarman, the persons named as proxy holders on the proxy card, will vote FOR the election of the director nominees, FOR approval of the proposed amendment to our bylaws to classify our Board of Directors, FOR the ratification of the appointment by the Audit Committee of the independent auditor, FOR the approval of a non-binding resolution approving executive compensation for our named executive officers, and FOR the approval of a non-binding resolution that future non-binding advisory votes on executive compensation should occur every three years. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares. If you vote by mail, you should not vote by telephone or over the Internet.

Changing Your Vote

You can change your vote submitted by Internet, telephone or written proxy card by revoking it at any time before it is cast at the annual meeting in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with a date later than your last vote made by Internet, telephone or proxy; or

•	vote in person at the annual meeting.

Number of Votes and Quorum

Each share of inContact common stock that you own as of the record date entitles you to one vote. On April 18, 2011 there were 35,809,178 outstanding shares of our common stock. The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you attend the annual meeting, vote by Internet or telephone or return a signed and dated proxy card. Abstentions, broker non-votes and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

Required Vote to Approve each Proposal

•

Election of Directors: Each of the six Board of Director positions is voted on separately. The persons who receive the most votes for each of the six director positions will be elected. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Amendment of the inContact bylaws: To amend our bylaws to classify our Board of Directors and to provide for staggered three-year terms of service for each class of directors requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Ratification of Appointment of Deloitte & Touche LLP, as independent registered public accounting firm for 2011: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Advisory vote on executive compensation: This is a non-binding advisory vote on a resolution for approval of executive compensation for our named executive officers. The Company will consider the vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Advisory Vote on Frequency of Advisory Vote on Executive Compensation: This is a non-binding advisory vote on whether future non-binding advisory votes on executive compensation should occur every one, two or three years. The Company will consider the alternative receiving the greatest number of votes as the frequency that stockholders favor. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Board Recommendations on Proposals

The Board recommends a vote FOR election of each director nominated by the Board, FOR the proposal to amend our bylaws to classify our Board of Directors and to provide for staggered three-year terms of service for each class of directors, FOR ratification of the appointment of Deloitte & Touche LLP, FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement, and FOR the option of three years as to the frequency of future advisory votes on executive compensation.

Selection of the Board’s Director Nominees

Each of the six nominees now serves as a director and was approved for inclusion on our slate of directors by the entire Board. All nominees were elected by our stockholders as directors at our June 2010 annual meeting and are standing for re-election. Theodore Stern is Chairman of the Board. One of our directors, Paul Jarman, is also our President and Chief Executive Officer.

The Corporate Governance and Nominating Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. We believe that the minimum qualifications for serving as a director are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of inContact’s business and affairs and have an unsullied reputation with respect to ethical conduct. Nominees for director will include individuals who, taking into account their diversity, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct our affairs and business. Although we do not have a formal policy on diversity for board members, it is a factor in assessing potential board members. Diversity not only encompasses racial and gender diversity, but it also relates to diversity of experience and background in an effort to ensure that the composition of our directors provides a strong and well balanced foundation of skill and experience.

Standard for Director Independence

The Board applies the definition of independence adopted by Nasdaq for determining independence of our directors. Based on that definition, we believe all of the directors nominated for election at our 2011 annual meeting are independent, except for our Chairman of the Board, Mr. Stern, and our Chief Executive Officer, Mr. Jarman.

How Stockholders Can Recommend a Candidate for Election to the Board

Stockholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who have strong reputations in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our stockholders. There would be no difference in the process of evaluation of candidates recommended by a stockholder and those recommended by other sources.

How to Communicate with the Board

Stockholders interested in communicating directly with our Board may do so by writing to: Board of Directors, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Chief Financial Officer, and Chairman of the Audit Committee.

Business Sought to be Presented From the Floor

Our Bylaws provide that any item of business not included in the notice of annual meeting, including the nomination of a director, that a stockholder intends to bring to the floor of the annual meeting for action can be ruled out of order and the matter dismissed without further consideration, if the stockholder does not give written notice to inContact describing the business the stockholder intends to bring to the floor of the meeting within five business days after inContact gives written notice of the date and place of the annual meeting to its stockholders. Any such notice must be delivered to inContact on or before May 9, 2011, for the annual meeting scheduled on June 15, 2011.

How to Submit a Stockholder Proposal for Inclusion in the 2012 Proxy Statement; Discretionary Voting

Stockholder proposals may be submitted for inclusion in our 2012 proxy statement after the 2011 annual meeting, but must be received no later than 5:00 p.m. MST on Tuesday, January 3, 2012. Proposals should be sent via registered, certified, or express mail to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047.

As to any proposal that is not submitted for inclusion in our proxy statement for the 2012 annual meeting of stockholders, but is instead sought to be presented directly at the meeting, certain rules adopted by the SEC permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on March 18, 2012, and advise stockholders in the proxy statement about the nature of the proposal and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on March 18, 2012.

Where to Find inContact’s Code of Ethics

inContact has a Code of Ethics that applies to its Chief Executive Officer, its Chief Financial Officer and all other employees. We will provide to any person, without charge, a copy of the Code of Ethics upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, telephone (801) 715-5021. Furthermore, a copy of the Code of Ethics is accessible at our corporate website, http://www.inContact.com.

Where to Find inContact’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters

The Board of Directors of inContact has formed a Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Each of these Committees has a formal charter, which is made available for your examination on our corporate website at http://www.inContact.com. We will provide to any person, without charge, a copy of any of the charters upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Midvale, UT 84047, telephone (801) 715-5021.

Where to Find More Information on inContact

Our corporate website is http://www.inContact.com. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website is http://www.sec.gov.

Directors and Officers

The following table sets forth the names, ages, and positions with inContact for each of the directors and officers.

Name	Age	Positions	Since
Theodore Stern	81	Chairman of the Board of Directors	1999
Steve Barnett	68	Director	2000
Paul F. Koeppe	61	Director	2004
Blake O. Fisher, Jr.	67	Director	2004
Mark J. Emkjer	55	Director	2009
Paul Jarman	41	Director and Chief Executive Officer	1997
Gregory Ayers	49	Executive Vice President and Chief Financial Officer	2009
Scott Welch	46	Executive Vice President and Chief Operating Officer	2004
Frank Maylett	48	Executive Vice President of Sales	2008
Jim Tanner	45	Executive Vice President, Product and Strategy	2010
Mariann McDonagh	49	Executive Vice President and Chief Marketing Officer	2010

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director now serving.

Theodore Stern became a director of inContact in June 1999 and subsequently the Chairman of the Board of Directors and Chief Executive Officer in September 2000. Mr. Stern served in those positions until January 1, 2005, when the two positions were separated. He served on the board of directors of Distributed Energy Systems Corporation, a manufacturer of renewable generation systems located in Wallingford, CT from November 2003 to May 2010. He holds a Bachelor of Mechanical Engineering from the Pratt Institute and a Master of Science degree in Theoretical Mathematics from New York University. Mr. Stern is a member of the National Academy of Engineering. Mr. Stern has over 20 years experience serving as a director with public companies. Through that service he gained experience as chairman and as a member of audit, compensation and governance committees, which we believe brings a wealth of experience and savvy to developing and overseeing the development of our strategic and operating plans consistent with effective corporate governance policies. His ten years of service as our Chairman gives him an in-depth knowledge of who we are and where we are going, which we believe to be valuable in making our decisions for the future.

Steve Barnett has been self-employed for the past six years as an advisor to manufacturing and distribution companies, as well as to public entities, on improving business operations. Mr. Barnett currently serves as an advisor to, and is on the Board of Directors of a private national real estate development company, and a private electrical systems manufacturing company. He is Chairman of the Board of a technology company specializing in juvenile safety products. He also serves on the Board of Directors for Medis Technologies Ltd., a company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices, and he also serves on the Board of Directors for OSI Geospatial Inc., a TSE company which delivers advanced geospatial systems and software that enable shared real-time situational awareness for military and homeland security, safety and security application on a worldwide basis. Mr. Barnett served on the board of Bank Leumi USA from 2000 to 2007. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree. Mr. Barnett has served as a director of inContact for 11 years, so his long time service also provides a historical perspective that enhances the development of our strategic and operational plans going forward. His experience as a director for other software and technology companies enables him fulfill an oversight function with respect to our research and development efforts and how to focus those efforts on exploiting market opportunities.

Paul F. Koeppe was President, CEO and founder of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems from 1988 to 1997 when it was acquired by American Superconductor, an electricity solutions company. He then served as Executive Vice President of Strategic Planning for American Superconductor until his retirement in 2001. From 1993 to 1995, Paul was acting CEO and chairman of the executive committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply equipment. Beginning August 2009, he serves on the Board of Directors for ZBB Energy Corporation, a manufacturer of large capacity energy storage systems, and served as Interim CEO from November 2009 until January 2010. Paul has also served as a Director of Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace and also as a Director of Northern Power Systems from 1998 to until 2003 when Northern was acquired by Distributed Energy Systems Corp. He holds a Bachelors Degree in Business Administration and Associate Degrees in Materials Management and Electrical Power Technology. Mr. Koeppe now serves as the chairman of the audit committee of ZBB Energy Corporation, which (together with his other experience) brings significant financial experience to our Board, as well as experience with sound corporate governance and internal control policies. Furthermore, his substantial experience as an executive officer followed by board service provides to us executive and employee compensation experience that we depend on to guide the policies we establish for compensating and incentivizing our employees.

Blake O. Fisher, Jr. provided management and financial consulting to the telecommunications and utility industries from May 2004 through December 2008, including financial consulting to the USDA on Rural Utilities Service’s broadband program. From May 2004 to December 2004 he served as Chief Financial Officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then as President of the company’s Western region and as Chief Development Officer. He also serves on the Board of Directors for Headwaters Incorporated, an energy and building products company. The Board believes that Mr. Fisher’s chief financial officer experience is of substantial benefit in discharging the Board’s oversight function with respect to financial controls and procedures, the Board’s relationship with our financial staff and auditors, annual budget development and strategic planning.

Mark J. Emkjer is currently the CEO of the Health Services Division of WebMD. From May 2004 to January 2009 he was CEO, President and Board Member of Accelrys, Inc., a software company serving the pharmaceutical and biotech industries. Prior to Accelrys, Mr. Emkjer was the President and CEO of Sunquest, a public company listed on Nasdaq that develops laboratory and pharmacy information systems for hospitals worldwide. Mr. Emkjer has held executive-level positions with other companies since graduating with a Masters in Business Administration and International Finance from the University of Miami in Florida. Mr. Emkjer’s substantial experience as an executive in software companies provides significant industry experience and knowledge with respect to our product, product development, market opportunities and operational aspects of a software company. The Board believes this software industry knowledge and experience provides valuable insights for short-term and long-term operational and strategic planning.

Paul Jarman has served as an officer of inContact during the past seven years. He has served as President since December 2002 and as Chief Executive Officer since January 2005. Prior to December 2002 he served as an Executive Vice President. Mr. Jarman is one of the original founders of inContact. He earned a Bachelor of Science degree in Accounting from the University of Utah. We believe Mr. Jarman’s qualifications to serve on our Board include his executive management experience, including experience for several years as our Chief Executive Officer and a long history and familiarity with inContact, which provides the Board with essential insight into the day-to-day operations of the Company.

Executive Officers

Information on our executive officers is presented in our Annual Report on Form 10-K for the year ended December 31, 2010.

STOCK OWNERSHIP

The following table sets forth, as of April 18, 2011, the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by each person who, to the knowledge of the Company, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Principal stockholders:

Diker Management, LLC (2) 730 5th Ave, 15th Floor New York, NY 10019	3,823,100	10.7%

Kinderhook Partners, LP (3) 1 Executive Dr, Suite 160 Montrose Boulevard, Suite 510 Fort Lee, NJ 07024	3,428,571	9.6%

Marathon Capital Management, LLC (4) 4 North Park Dr, Suite 106 Hunt Valley, MD 21030	2,926,272	8.2%

Select Contrarian Value Partners, LP (5) Kaizen Capital, LLC 4200 Montrose Boulevard, Suite 510 Houston, TX 77066	1,817,568	5.1%

Lake Union Capital Fund, LP (6) 601 Union St, Suite 4616 Seattle, WA 98101	1,893,500	5.3%

(1)	These figures represent the percentage of ownership of the named persons assuming each of them alone has exercised any warrants or purchase rights the person may hold to purchase common shares.
(2)	Diker Management, LLC is the investment manager of Diker Small-Cap Fund, LP, Diker Micro-Cap Fund, LP, Diker Small-Cap QP Fund, LP, and other select managed account relationships. These funds, collectively, are the holders of the shares listed. Mark Diker is the managing member of Diker Management. As a result of these relationships, Diker Management and Mr. Diker may be deemed to hold an indirect beneficial interest in the shares held by these funds.
(3)	Kinderhook GP, LLC, is the general partner of Kinderhook Partners, LP. Tushar Shah and Stephen J. Clearman are the managing members of Kinderhook GP, LLC. As a result of these relationships, Kinderhook GP, LLC, Tushar Shah, and Stephen J. Clearman may be deemed to hold a beneficial interest in the shares held by Kinderhook Partners, LP. Each of these persons, including Kinderhook Partners, LP, disclaims any beneficial interest in the shares, except to the extent of their respective pecuniary interests therein.
(4)	James G. Kennedy is the president of Marathon Capital Management, LLC, which is a registered investment adviser.
(5)	Kaizen Management, LP, is the general partner of Select Contrarian Value Partners. David W. Berry is the sole owner of Kaizen Capital, L.C., which is the general partner of Kaizen Management, LP. As a result of these relationships, Kaizen Management, LP and Mr. Berry may be deemed to hold an indirect beneficial interest in the shares held by Select Contrarian Value Partners.
(6)	Lake Union Capital Management, LLC, is the general partner of Lake Union Capital Fund, LP. Michael Self is the managing member of Lake Union Capital Management, LLC. As a result of these relationships, Michael Self may be deemed to hold an indirect beneficial interest in the shares held by the fund.

The following table sets forth, as of April 18, 2011, the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Officers and directors:
Theodore Stern (2)	1,719,365	4.8%
Steve Barnett (2)	611,282	1.7%
Paul F. Koeppe (2)	433,982	1.2%
Blake O. Fisher, Jr. (2)	216,982	0.6%
Mark J. Emkjer (2)	73,319	0.2%
Paul Jarman (2)	1,039,553	2.9%
Gregory S. Ayers (2)	216,668	0.6%
Scott Welch (2)	340,000	0.9%
Frank Maylett (2)	300,000	0.8%
Jim Tanner (2)	75,000	0.2%
Mariann McDonagh (2)	83,333	0.2%
All Executive Officers and Directors as a Group (11 persons)	5,109,484	13.8%

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised his options to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase rights held by such individuals are exercised.
(2)	These figures include: for Mr. Stern options to purchase 75,000 shares of common stock at exercise prices ranging from $2.00 per share to $4.57 per share and 81,652 shares issuable under restricted stock units; for Mr. Barnett options to purchase 135,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 97,982 shares issuable under restricted stock units; for Mr. Koeppe options to purchase 117,000 shares at an exercise prices ranging from $2.00 to $4.57 per share, and 94,982 shares issuable under restricted stock units; for Mr. Fisher options to purchase 107,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 94,982 shares issuable under restricted stock units; for Mr. Emkjer 73,319 shares issuable under restricted stock units; for Mr. Jarman options to purchase 883,467 shares of common stock at exercise prices ranging from $1.76 to $5.39 per share; for Mr. Ayers options to purchase 216,668 shares of common stock at an exercise price of $1.78 per share; for Mr. Welch options to purchase 340,000 shares of common stock at exercise prices ranging from $1.76 to $4.20 per share; for Mr. Maylett options to purchase 300,000 shares of common stock at a exercise prices ranging from $1.76 to $2.87 per share; for Mr. Tanner options to purchase 75,000 shares of common stock at a exercise prices ranging from $2.51 to $3.42 per share; and for Ms. McDonagh options to purchase 83,333 shares of common stock at an exercise price of $3.09.

THE BOARD AND ITS COMMITTEES; CORPORATE GOVERNANCE; SECTION 16 COMPLIANCE

The Board and Committees

Our Board of Directors has six members. The Chairman of the Board, Theodore Stern, provides business consulting services to inContact for a monthly fee. Our Chief Executive Officer, Paul Jarman, is a member of the Board and is a full time employee of inContact. The other four members of the Board, Steve Barnett, Paul F. Koeppe, Blake O. Fisher, Jr. and Mark J. Emkjer, are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board met eight times during the year ended December 31, 2010. All directors attended at least 75 percent of the meetings of the Board.

In 2007, the Board formed a Corporate Governance and Nominating Committee which is appointed by the Board to: (1) identify individuals qualified to serve as members of the Board and, where appropriate, recommend individuals to be nominated by the Board for election by the stockholders or to be appointed by the Board to fill vacancies consistent with the criteria approved by the Board; (2) develop and periodically evaluate and recommend changes to inContact’s Corporate Governance Guidelines and Code of Ethics, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders; and (3) oversee an annual evaluation of the performance of the Board. The current members of the Corporate Governance and Nominating Committee are Steve Barnett (Chairman), Blake O. Fisher, Jr., Paul F. Koeppe and Mark J. Emkjer. Our Board of Directors determined that each of these directors is an “independent director” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Corporate Governance and Nominating Committee met four times in 2010, and all director members of the committee attended the meetings. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Corporate Governance and Nominating Committee.

In 2000, the Board formed the Audit Committee, the current members of which are Blake O. Fisher, Jr. (Chairman), Steve Barnett, Paul F. Koeppe and Mark J. Emkjer. The Audit Committee provides oversight for financial reporting matters, internal controls, and compliance with the Company’s financial policies, and meets with its auditors when appropriate. The Audit Committee met five times in 2010, and all director members of the committee attended at least 75 percent of the meetings. The Board has determined that Steve Barnett, Paul F. Koeppe and Blake O. Fisher, Jr. are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. Further, the Board has determined that each of the members of the Audit Committee is “independent” under the standard set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Audit Committee.

During 2000, the Board also formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met five times in 2010, and all director members of the committee attended at least 75 percent of the meetings. The Board has determined that each of the members of the Compensation Committee is “independent” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Compensation Committee.

Corporate Governance Guidelines and Code of Ethics

In 2007, the Board adopted Corporate Governance Guidelines for inContact. Under the Guidelines, the Audit Committee is required to conduct, at least annually, an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the Audit Committee. For purposes of this review, “related party transactions” means transactions required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Commission, which are related party transactions we report in this proxy statement.

The bylaws of the Company provide that no contract or transaction between inContact and one or more of its directors or officers, or between inContact and any other corporation, firm, association, or other organization in which one or more of its directors or officers are financially interested, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee that authorizes or approves the contract or transaction, or because their votes are counted for such purpose, provided that:

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and noted in the minutes, and the Board of Directors or committee, authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum;

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved or ratified in good faith by the majority of shares entitled to vote, counting the votes of the common or interested directors or officers; or

•	the contract or transaction is fair as to inContact as of the time it is authorized or approved.

Under the Company’s Code of Ethics, an officer has an obligation to disclose to the Board of Directors or appropriate committee any situation that may present a conflict of interest between inContact and the officer.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer is a member of the Board, but a different director who is not an executive officer serves as Chairman of the Board. The Board believes that this leadership structure is best at this time, as it facilitates the ability of the Board and its committees to bring independent evaluation and thinking to strategic planning for our present and future operations, and allows the Board, without the participation of our executives, to fulfill its oversight function with respect to what we do and how we do it. We believe the benefit of having the Chief Executive Officer on the Board is the information and insight about our business that he brings to each Board meeting and adds to the totality of information our Directors have received to consider.

Our directors believe it is a Board-level function to provide oversight with respect to the management of risks. Accordingly, our Board regularly engages in risk oversight by evaluating our circumstances and opportunities for the purpose of trying to strike a reasonable balance between anticipated risks we are willing to accept to create opportunities to achieve rewards that are consistent with our short and long-term business objectives. While certain risks are in the purview of Committees of the Board, and are scrutinized closely at the Committee level, the full Board has responsibility for risk oversight.

Our Board believes each action, either directly or indirectly by association with other circumstances and events, could create or enhance risk exposure at any level of our operations. As management modifies and refines our strategic plan, it:

•	Assesses risks it believes may be associated with implementation of the strategy,

•	Briefs the Board on the potential risks,

•	Seeks from the Board guidance on how to proceed and appropriate authorization, and

•

Develops systemic processes and procedures it believes will enable employees to monitor the level of various risks as part of a process to gather information reported “up the ladder” to the Board for consideration in its oversight of our risk profile and deciding on future strategies and actions.

Our Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters. For example, our Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter the Audit Committee also considers our policies with respect to risk assessment and risk management. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term stockholder returns without undue risk taking. Our Corporate Governance and Nominating Committee periodically evaluates and recommends changes to our Corporate Governance Guidelines and Code of Ethics.

With respect to consideration of risks related to compensation, our Board has reviewed potential risks related to compensation policies and practices applicable to all employees and has concluded that they are not reasonably likely to have a material adverse effect on our company.

Audit Committee Report

The purposes of the Audit Committee are set forth in the Committee’s written charter. As provided in the charter, the role of the committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, regulatory compliance activities and other matters the Board deems appropriate. The Committee also selects inContact’s independent registered public accounting firm in accordance with the provisions set out in the charter. Management, however, is responsible for the preparation, presentation and integrity of inContact’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2010 Annual Report on Form 10-K of inContact with management and the independent registered public accounting firm. In addition, the committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The Committee has also received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence, and discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the charter and discussed above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of inContact be included in its 2010 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted on April 20, 2011, by the members of the Audit Committee of the Board of Directors:

Blake O. Fisher, Jr. (Chairman)

Paul F. Koeppe

Steve Barnett

Mark J. Emkjer

Section 16(a) Filing Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires officers and directors of inContact and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4 and 5 with the Commission, and forward copies of such filings to the Company. Based on the copies of filings received by the Company during the most recent fiscal year the directors, officers and beneficial owners of more than ten percent of the equity securities of inContact registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4 and 5 and any amendments thereto.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation policies are to attract and retain experienced and well-qualified executive officers, and provide incentives for financial and business achievements that benefit our stockholders. The Compensation Committee of the Board is charged with the responsibility of evaluating compensation and benefits for our executive officers and recommending specific compensation packages to the Board. The Compensation Committee also evaluates and recommends compensation arrangements for our non-employee Directors to the Board.

How the Compensation Committee Performs its Tasks

With respect to executives other than the Chief Executive Officer, the Compensation Committee seeks and receives recommendations from the Chief Executive Officer with respect to performance and appropriate levels of compensation. For 2010, the Compensation Committee approved a compensation package for the executive officers that closely followed the Chief Executive Officer’s recommendation, which included a fixed base salary and a cash bonus based on performance. The Chairman of the Board discusses his recommendations for compensation for our Chief Executive Officer with him with a view to obtaining the input of our Chief Executive Officer with respect to his own evaluation of his performance and goals for the coming year and a compensation package that is reasonable in relation to the compensation recommended for our other executive officers. Based on these discussions the Chairman of the Board recommended to the Committee a package for 2010 that included a fixed base salary and a cash bonus based on performance.

The Compensation Committee’s conclusions and recommendations on the compensation packages for our executive officers are based on the total mix of information from the sources described above, as well as the Committee members’ general knowledge of executive compensation practices and their personal evaluations of the likely effects of compensation levels and structure on the attainment of our business and financial objectives.

Objectives of our Compensation Programs

We are committed to providing total compensation packages that are intended to retain and motivate talented employees. We believe in pay for performance and we link performance to pay throughout our organization in order to create the appropriate level of incentives. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of our company. Changes in the economic and business climate over the past years have resulted in heightened interest and concern by stockholders and others with respect to compensation levels for executives in American business. The Compensation Committee is sensitive to these concerns and pursues its work with a view to establishing compensation packages and arrangements that address our need to attract and retain executive officers and incentivize those officers to manage our business to achieve short-term objectives for the coming year and long-term sustainable growth, while at the same time paying compensation at a level that is within the limits of our budget.

The Elements of our Compensation Packages

In line with our compensation objectives, the Compensation Committee seeks to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based on short-term financial performance; and to also provide stock awards, consisting primarily of options, the value of which the Committee believes will be appropriate in relation to future shareholder value, depending on long-term appreciation in the market value of our common stock. The Committee analyzes each of these elements separately, and then expands the analysis to consider each element in the context of the overall compensation packages. inContact also provides what it considers to be a moderate package of retirement, medical and other benefits. In determining the proper allocation of each executive officer’s compensation among these elements, the Compensation Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on our performance.

Base Salary

Generally, we believe that executive base salaries are at a level that are commensurate with salaries for executives at companies in similar positions and with similar responsibilities as our executive officers in order to compensate them at a level appropriate to their position and responsibilities and to provide economic security that the Committee believes facilitates retention. Base salaries for our executive officers are reviewed annually by the Committee, and adjusted from time to time to reflect individual responsibilities, performance, and experience.

Cash Bonus

The Compensation Committee believes Software revenue and consolidated gross profit are important performance measures. inContact manages its business and reports financial results based on product-based segments: Software and Telecom. The Software segment includes all revenues from providing automatic call distribution, interactive voice response, data storage, email, chat, computer telephony integration, call recording, conferencing and reporting to customers including our all-in-one inContact suite of services. The Telecom segment includes all voice and long distance services provided to customers. Since the end of 2005, inContact has focused its business development and marketing efforts on promoting the Software segment technology services, which carry significantly higher gross margins than the Telecom segment services. Accordingly, we believe the amount of Software segment revenue and consolidated gross profit are meaningful indicators of executive officer performance in achieving inContact’s business goals, because increasing consolidated gross margin indicates increasing revenue from higher margin Software revenue.

In January 2010, the Board approved an Executive Officer Bonus Plan for the 2010 year. The plan was a variable cash based incentive plan under which bonus could be earned based on achieving stated performance targets. The performance factors measured under the Executive Officer Bonus Plan for the applicable periods was based on inContact achieving gross profit targets for each separate quarter, as of the end of each calendar quarter of 2010. The gross profit targets were set at levels based on inContact’s budget for the year, which were targets the Compensation Committee believed were likely to be achieved, but not assured. Our Chief Executive Officer and Chief Financial Officer, together with other management personnel, had significant participation in formulating the budget approved by the Board, and also participated in formulating the bonus compensation proposal submitted to the Compensation Committee for consideration. However, the decision on the form and substance of the plan was made by the Compensation Committee and ratified by the Board.

Under the plan approved by the Board for 2010, inContact must achieve 100 percent of the gross profit target for the applicable periods in order for each participant to earn the maximum bonus payment. If inContact did not achieve at least 95 percent of the gross profit target for the applicable period, no bonus was paid for that period and could not be recouped on the basis of cumulative performance in later periods. If 95 percent of the gross profit target was achieved, each participant earned 50 percent of the maximum bonus payment. If more than 95 percent, but less than 100 percent, of the gross profit target was achieved, the amount of the bonus payment increased proportionately (10 percent more bonus payment for each 1.0 percent increase in the gross profit target achieved). The maximum bonus payable for the year ranged from a high of $95,000 for our Chief Executive Officer to a low of $50,000 for our Chief Marketing Officer. The gross profit targets for each quarter in 2010, the amount achieved, and the percent of the target actually achieved are listed below:

Quarter Ended	Gross Profit Target ($)	Gross Profit Achieved ($)	Percent of Target Achieved
March 31	8,883,000	9,283,000	105%
June 30	9,123,000	8,721,000	96%
September 30	9,524,000	8,808,000	92%
December 31	9,954,000	8,750,000	88%

The amount of bonus paid under the plan to each of our named executive officers is listed in the Summary Compensation Table, below.

In order to provide a further incentive to focus on developing sales in the Software segment, additional bonus up to 100 percent of the maximum bonus payable to each participant under the primary bonus plan in 2010 would be paid if fourth quarter Software segment revenue on an annualized basis reached a certain level. Since fourth quarter Software segment revenue did not exceed the target for the fourth quarter, no stretch bonus was paid.

For 2011, the Executive Officer Bonus Plan will be based on achieving two separate performance criteria—Company financial performance and achievement of individual key performance goals. Financial performance measures include increases in cumulative quarterly software revenue, gross profit, and EBITDAS (net income before income taxes, interest income, depreciation and amortization, and stock-based compensation), which will be derived from our budget for the year, as approved by the Board of Directors, and are intended to be targets that are likely to be achieved, but not assured. Individual key performance goals for each executive officer will focus on achieving expectations with respect to tasks and objectives that facilitate and improve operations and, as a result, our financial operating results. The mix between bonus earned on achieving financial goals versus individual key performance goals will vary for our executive officers based on an evaluation of how the functions of the position most significantly impact our operations and performance. For example, bonus compensation for our Chief Executive Officer and Chief Financial Officer will initially be based 100 percent on attainment of financial performance because their functions have a greater impact on financial performance than on completion of sales goals, effective product delivery, customer service, or other internal operations, but this percentage could change during the year if we wish to incentivize specific objectives or functions. For our other named executive officers the percent of overall bonus paid on attainment of our financial performance goals initially is 50 percent, and the remainder will be based on attainment of individual key performance goals. No bonus will be paid on the financial performance component of the plan unless we achieve a minimum threshold of the cumulative quarterly software revenue goals. No bonus will be paid on the individual key performance component of the plan unless we achieve at least a minimum threshold of our cumulative quarterly software revenue goals. If at the end of the year we attain more than 100 percent of our goals with respect to dollar value of booked software contracts or ending software revenue run rate, then our executive officers will earn a stretch bonus that ranges between 10 percent of 2011 base salary for certain of our executive vice presidents up to 14 percent of 2011 base salary for our Chief Executive Officer.

Stock Options

The Compensation Committee uses stock options as an important component of our overall compensation program due to its effect on retaining executives, aligning executives’ financial interests with the interests of stockholders and rewarding the achievement of inContact’s long-term strategic goals. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in inContact and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2010 were approved by the Compensation Committee and Board of Directors. Stock options were issued to certain executive vice presidents in 2010 as inducements to accept employment with inContact, as in the case of Jim Tanner, our Executive Vice President, Product and Strategy, and Mariann McDonagh our Chief Marketing Officer. No other options were issued in 2010 based on a determination that total options held by executive officers that were granted in prior periods were at levels adequate to align the interests of our executive officers with those of our stockholders. At the beginning of 2011 the Compensation Committee determined that the granting of options to our executive officers as part of their overall compensation for 2011 was appropriate to provide long-term incentives. The following stock options were granted January 18, 2011:

	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Option Awards (2)
Name and Position
Paul Jarman Chief Executive Officer	85,000	$3.34	$153,927

Gregory S. Ayers Executive Vice President and Chief Financial Officer	50,000	$3.34	$90,545

Scott Welch Executive Vice President and Chief Operating Officer	50,000	$3.34	$90,545

Frank Maylett Executive Vice President of Sales	75,000	$3.34	$135,818

Mariann McDonagh Executive Vice President and Chief Marketing Officer	50,000	$3.34	$90,545

(1)	The exercise price is the closing price of the common stock on the grant date in accordance with the incentive plan, which was amended in August 2010 to be the closing price of the common stock on the grant date.
(2)	This column shows the grant date fair value of the plan-based stock option awards to the named executives in accordance with Accounting Standards Codification (“ASC”) Topic 718. Generally, the grant date fair value is the amount that we will expense in our financial statements over the vesting schedule for the award. Fair value of each stock option is calculated using the Black-Scholes value on the grant date.

The 401(k) Plan

Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt employees may contribute a portion of their compensation to the plan on a pre-tax basis. There were no changes to these arrangements during 2010.

Employee Stock Purchase Plan (“Purchase Plan”)

The purpose of the Purchase Plan is to provide an opportunity for eligible employees to purchase a limited number of shares of our common stock at a discount through voluntary automatic payroll deductions. The Purchase Plan is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our stockholders. Our Board may at any time amend, suspend or discontinue the Purchase Plan, subject to any stockholder approval needed to comply with the requirements of the SEC and the

Internal Revenue Code. The aggregate number of shares of our common stock that may be issued under the Purchase Plan will not exceed 1,000,000 shares (subject to mandatory adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction). The maximum amount eligible for purchase of shares through the Purchase Plan by any employee in any year will be $25,000. The purchase price a participant pays for the shares is equal to 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period at the sole discretion of the Compensation Committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent. Officers and members of the Board of Directors who are eligible employees are permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. We reestablished the ability for employees to participate in the Purchase Plan commencing on October 1, 2010 and we issued 28,000 shares of common stock under the Purchase Plan during 2010. In prior years, employees showed little interest in the Purchase Plan, so no shares had been issued to employees under the Purchase Plan.

Severance Policy

Executive officers that have been employed by inContact for at least one year can receive severance benefits upon the involuntary termination of their employment in the event of a purchase of inContact and a change of control. The policy is intended to help keep executive officers focused on their work responsibilities during the uncertainty that accompanies a potential change of control, to provide benefits for a period of time after a change of control transaction, and to help us attract and retain key talent. Under the policy, the Chief Executive Officer would receive 24 months of base salary and our other named executive officers would receive 18 months of base salary. These payments are made if the executive officer’s employment terminates within six months of the change of control under certain circumstances. There were no changes to the policy during 2010.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. We have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Code of Ethics Violations

It is our policy under our Code of Ethics to take appropriate action against any executive officer whose actions are found to violate the Code or any other policy of inContact. Disciplinary actions may include immediate termination of employment and, where inContact has suffered a loss, pursuing its remedies against the executive officer responsible. Where laws have been violated, inContact will cooperate fully with the appropriate authorities.

Insider Trading and Blackout Policy

Our Insider Trading and Blackout Policy prohibits directors, officers, employees and consultants from trading Company securities during regularly scheduled blackout periods surrounding the announcement of earnings and filing annual and quarterly reports with the SEC as well as all other times an individual is in possession of material non-public information. Prohibited trading includes purchases and sales of stock derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

Summary of Compensation Table

The following table sets forth certain information with respect to compensation for each year in the three-year period ended December 31, 2010 earned by or paid to our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation (2)	Option Awards (3)	All Other Comp (4)	Total Compensation
Paul Jarman	2010	$246,154	$24,700	$—	$12,839	$283,693
Chief Executive Officer	2009	$200,144	$76,685	$95,093	$13,383	$385,305
	2008	$200,000	$30,408	$128,199	$36,055	$394,662

Gregory S. Ayers	2010	$198,942	$19,500	$—	$15,633	$234,075
EVP and Chief Financial Officer	2009	$150,144	$51,525	$312,612	$13,128	$527,409
	2008	$—	$—	$—	$—	$—

Scott Welch	2010	$188,346	$19,500	$—	$16,905	$224,751
EVP and Chief Operating Officer	2009	$176,144	$51,513	$57,056	$17,794	$302,507
	2008	$176,000	$35,199	$82,753	$12,251	$306,203

Frank Maylett (5)	2010	$195,000	$81,389	$—	$12,827	$289,216
EVP of Sales	2009	$186,683	$134,856	$69,235	$14,299	$405,073
	2008	$111,058	$64,481	$345,394	$6,148	$527,081

Jim Tanner (6)	2010	$187,116	$15,600	$138,091	$14,501	$355,308
Executive Vice President, Product and Strategy	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—

Mariann McDonagh (7)	2010	$138,462	$34,615	$417,147	$11,909	$602,133
Executive Vice President and Chief Marketing Officer	2009	$—	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—

(1)	Amounts shown include deferrals to the 401(k) Plan.
(2)	Our executives were eligible for cash bonuses under plans established for the stated years, subject to achieving certain performance objectives.
(3)	This column represents the aggregate grant date fair value of stock option awards granted plus the incremental increase in fair value of any stock option modifications during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the named executives. For 2008, the amounts attributable to stock option modifications were $128,199 for Mr. Jarman, $33,253 for Mr. Welch and $5,394 for Mr. Maylett.
(4)	The 2010 amount for Mr. Jarman and Mr. Maylett reflect employee benefit insurance premiums. Amounts of 2010 for Mr. Ayers, Mr. Welch, Mr. Tanner and Ms. McDonagh reflect 401(k) matching contributions and employee benefit insurance premiums.
(5)	The amount listed for Mr. Maylett includes $81,389, $113,677 and $50,087 of sales commissions paid for 2010, 2009 and 2008, respectively.
(6)	Mr. Tanner became Executive Vice President, Product and Strategy in March 2010. Mr. Tanner was employed by inContact prior to being elected to his current position. His salary includes all monies earned by Mr. Tanner as an employee in 2010.
(7)	Ms. McDonagh became Executive Vice President and Chief Marketing Officer in April 2010. Ms. McDonagh’s salary was pro-rated to reflect her service for the months employed. Per the terms of her employment, Ms. McDonagh’s non-equity incentive plan compensation was from a guaranteed bonus of $50,000, paid ratably over her first year of employment.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 with respect to the named executive officers. Each of the stock options granted during the year vest in three equal annual installments commencing one year after the date of grant and expire five years from grant date.

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh) (1)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Option Awards (2)
Jim Tanner	03/10/10	75,000	$3.42	$3.50	$138,091
Mariann McDonagh	04/26/10	250,000	$3.09	$2.86	$417,147

(1)	The exercise price was determined by averaging the closing price of the stock on the grant date and the previous four days in accordance with the incentive plan.
(2)	This column shows the grant date fair value of the plan-based stock option awards to the named executives during 2010 in accordance with ASC Topic 718. Generally, the grant date fair value is the amount that we will expense in our financial statements over the vesting schedule for the award. Fair value of each stock option is calculated using the Black-Scholes value on the grant date.

Discussion of Summary Compensation Table and Plan Based Awards

The annual base salary of our executive officers is determined each year at the discretion of the Compensation Committee. The annual salaries for our current executive officers are:

Name and Position	2010 Salary	2011 Salary
Paul Jarman Chief Executive Officer	$250,000	$250,000

Gregory S. Ayers Executive Vice President and Chief Financial Officer	$200,000	$210,000

Scott Welch Executive Vice President and Chief Operating Officer	$190,000	$200,000

Frank Maylett Executive Vice President of Sales	$195,000	$205,000

Jim Tanner (1) Executive Vice President, Product and Strategy	$190,000	$190,000

Mariann McDonagh (1) Executive Vice President and Chief Marketing Officer	$200,000	$200,000

(1)	Mr. Tanner joined inContact in December 2009 and was elected to the stated position in March 2010. Ms McDonagh joined inContact in April 2010

As additional compensation for 2010, Mr. Maylett was paid a commission of $81,389. The commission was based on the contract monthly recurring charges at the time new customer service commenced, if the aggregate amount of such new charges equaled or exceeded 75 percent of the budgeted amount for each calendar quarter in 2010. The commission is 10 percent if the aggregate amount of new charges was between 75 percent and 100 percent of the budgeted amount and 11.5 percent if the aggregate amount of new charges exceeded 100 percent of the budgeted amount for the quarter. Mr. Maylett could have also earned a bonus of $50,000 for 2010 if fourth quarter Software segment revenue on an annualized basis reached $42 million. Total commission earned during 2010 by Mr. Maylett under these arrangements was $81,389. Mr. Maylett did not participate in the 2010 Executive Officer Bonus Plan because his incentives are provided through the commission arrangement. For 2011, Mr. Maylett will be paid a commission based on the contract monthly recurring charges at the time new customer service commenced, if the aggregate amount of such new charges equaled or exceeded 70 percent of the budgeted amount for each calendar quarter in 2011. The commission percent varies and ranges from 8.4% if the aggregate amount of new charges is 70% of the targeted amount to 13.0% if the aggregate amount of new charges is 124% of the targeted amount.

Ms. McDonagh was elected Executive Vice President of Marketing on April 26, 2010. The terms of her employment provide for an annual base salary of $200,000, participation in the 2010 Executive Officer Bonus Plan for the remainder of 2010 with maximum bonus of $70,000 and a guaranteed bonus of $50,000, paid ratably over the first year of employment, that is offset against what is earned under the bonus plan, stock options to purchase 250,000 common shares at an exercise price equal to fair market value exercisable over a term of five years from date of grant that vest in three equal annual installments, and the right to participate in pension, insurance and other benefit plans available to other inContact executive officers.

Potential Payments Upon Change In Control

The Board of Directors adopted a severance compensation policy for our named executive officers in 2006. The severance policy provides that our executive officers that have been employed by inContact for at least a year shall receive severance benefits upon the involuntary termination of their employment within six months after a purchase of inContact and a change of control, which is not defined under the policy and is subject to the determination and discretion of the Board. Under the policy, the Chief Executive Officer would receive 24 months of base salary and our other named executive officers would receive 18 months of base salary. The following table shows the amount of severance that would have been paid to our executive officers serving at the end of 2010 assuming the benefit accrued as of December 31, 2010:

Name	Benefit	Change in Control
Paul Jarman	24 months salary	$500,000
Gregory S. Ayers	18 months salary	$300,000
Scott Welch	18 months salary	$285,000
Frank Maylett	18 months salary	$292,500
Jim Tanner	18 months salary	$285,000
Mariann McDonagh (1)	18 months salary	$—

(1)	Ms. McDonagh was elected Executive Vice President and Chief Marketing Officer effective April 26, 2010. The terms of her employment provide that after one year of employment as Chief Marketing Officer, Ms. McDonagh is entitled to the same benefit as our other executive officers receive under our severance compensation policy, which is 18 months of compensation or $300,000.

Option Exercises and Stock Vested

During 2010, there were no options exercised and no shares acquired by any of the named executive officers upon vesting of any restricted or other stock awards.

Outstanding Equity Awards at Fiscal Year End

The table on the following page sets forth certain information with respect to outstanding equity awards at December 31, 2010 with respect to the named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Paul Jarman	111,244	—	$2.70	11/04/13
	18,541	—	$5.39	11/04/13
	87,015	—	$2.00	11/04/13
	150,000	—	$2.50	11/04/13
	150,000	—	$2.50	11/04/13
	75,000	—	$2.00	11/04/13
	225,000	—	$3.50	11/04/13
	33,334	66,666	$1.76	03/11/14

Gregory S. Ayers	108,334	216,666	$1.78	03/16/14

Scott Welch	25,000	—	$3.05	11/04/13
	50,000	—	$2.00	11/04/13
	50,000	—	$2.00	11/04/13
	150,000	—	$3.50	11/04/13
	16,667	8,333	$4.20	11/04/13
	20,000	40,000	$1.76	03/11/14

Frank Maylett	166,667	83,333	$2.87	11/04/13
	16,667	33,333	$1.69	03/06/14
	8,334	16,666	$1.76	03/11/14

Jim Tanner	50,000	100,000	$2.51	11/30/14
	—	75,000	$3.42	03/10/15

Mariann McDonagh	—	250,000	$3.09	04/26/15

Board Compensation

In June 2010, the Board of Directors approved an annual compensation package for the non-employee Directors. Under the package non-employee directors receive a cash payment of $50,000 per year paid in monthly installments and an award of restricted stock units on July 1 of each year commencing in 2010 in number equal to $50,000 divided by the fair market value of inContact’s common stock at July 1 of each annual period, which is the grant date. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50 percent change in voting control of inContact or membership of the Board of Directors or a disposition of more than 50 percent of the assets of inContact (a “Corporate Event”). Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event as provided in the Plan) upon termination of service as a director for any reason or the occurrence of a Corporate Event. The compensation package also provides for additional annual issuances of restricted stock units to the chairperson of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee of the Board, in number equal to $10,000 divided by the fair market value of inContact’s common stock on July 1 of each annual period, which is the grant date. As non-employee directors serve for a term commencing with election at the annual meeting, we believe compensation arrangements should follow the same period of service.

Directors who are also our full-time employees receive no additional compensation for serving as a Director. The following table summarizes the compensation paid to the non-employee Directors for the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards: Value of Restricted Stock Units (1)	Total
Theodore Stern (2)	$118,000	$50,000	$168,000
Steve Barnett	$40,000	$60,000	$100,000
Paul F. Koeppe	$40,000	$60,000	$100,000
Blake O. Fisher, Jr. (3)	$65,000	$60,000	$125,000
Mark Emkjer	$40,000	$50,000	$90,000

(1)	This column represents the aggregate grant date fair value of restricted stock units granted during the year calculated in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the Directors.
(2)	During 2010, Mr. Stern was paid monthly consulting fees for a total of $78,000, which is included in Fees Earned or Paid in Cash.
(3)	During 2010, Mr. Fisher was paid $25,000 for additional service provided in his capacity as a director, which is included in Fees Earned or Paid in Cash.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Paul F. Koeppe, Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer, and no other directors served on the Compensation Committee during 2010. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of Compensation Committee on Executive Compensation

Paul F. Koeppe is the Chairman of the Compensation Committee and Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer serve on the Committee. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on that review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Paul F. Koeppe, Chairman

Steve Barnett

Blake O. Fisher, Jr.

Mark J. Emkjer

1999 Long Term Stock Incentive Plan

The purpose of the Long Term Stock Incentive Plan (the “Plan”) adopted in March 1999, is to provide directors, officers, employees and consultants with additional incentives by increasing their ownership interests in inContact. Directors, officers and other employees of inContact and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to inContact. As of December 31, 2010, inContact and its affiliates employed approximately 300 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units or cash awards.

The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100 percent of the fair market value of such share at the time of grant or less than 110 percent of the fair market value of such shares if the option is an incentive stock option granted to a stockholder owning more than ten percent of the combined voting power of all classes of the stock of inContact (a “10% stockholder”); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% stockholder. Awards under the Plan in the form of qualified incentive stock options outstanding or exercised totaled 908,754 shares as of December 31, 2010.

A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

2008 Equity Incentive Plan

The inContact 2008 Equity Incentive Plan (the “2008 Plan”) was adopted by our Board in April 2008 and approved by our stockholders at the annual meeting in June 2008. In December 2008, the 2008 Plan was amended by the Board to decrease the number of common shares available for awards under the Plan from 1,500,000 to 1,272,500, on account of stock options issued to certain employees outside of the Plan. In June 2009 and June 2010, the Stockholders approved the Board proposals to increase the number of common shares available for awards under the 2008 Plan from 1,275,000 to 2,275,000 and 2,275,000 to 3,275,000, respectively, at the annual meetings.

The 2008 Plan authorizes 3,272,500 shares of our common stock for issuance, subject to adjustment in certain circumstances as described below. If and to the extent options and SARs granted under the 2008 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the 2008 Plan. Shares surrendered in payment of the exercise price of an option will become available again for issuance or transfer under the 2008 Plan. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will again be available for issuance or transfer under the 2008 Plan. Awards under the 2008 Plan outstanding or exercised totaled 2,326,289 as of December 31, 2010.

The 2008 Plan is administered and interpreted by the Board of Directors or a committee designated by the Board. We have designated our Compensation Committee to fulfill that role of Plan administrator. However, our Board of Directors will approve and the Committee will administer all grants made to non-employee directors. References to the Committee include our Board of Directors where appropriate. The Committee may delegate authority to administer the 2008 Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Plan. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of December 31, 2010, we employed or used the services of approximately 300 persons who are eligible to receive grants under the Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of our common stock that are subject to each grant. Awards may include incentive stock options, non-qualified stock options, stock units, stock awards, stock appreciation rights, restricted stock units, dividend equivalents and other stock-based awards.

The 2008 Plan was effective June 2008, and is not limited in duration. The 2008 Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the 2008 Plan.

Description of Employee Stock Purchase Plan

In 2004, inContact adopted the 2005 Employee Stock Purchase Plan (“Purchase Plan”). The purpose of the Purchase Plan is to promote inContact’s operating performance and growth potential by encouraging employees to acquire equity in inContact, thereby aligning their long-term interests with those of inContact. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors administers the Purchase Plan.

The Purchase Plan permits eligible employees to purchase inContact common stock through payroll deductions during 35 consecutive participation periods beginning in 2005. Each participation period is three months in length. In general, eligible employees can elect for each participation period to purchase full shares through payroll deductions of up to 10 percent of base pay, but in no event may the participant’s rights to purchase shares of common stock accrue at a rate that exceeds $25,000 of fair market value of common stock in a calendar year. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period by at the sole discretion of, the Compensation Committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent.

Eligibility to participate is extended to all regular employees of inContact and its participating subsidiaries. Officers and members of the Board of Directors who are eligible employees are also permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. We issued 28,000 shares of common stock under the Purchase Plan during 2010.

The Purchase Plan may be amended by the Board of Directors from time to time as it deems desirable without approval of the stockholders of the inContact, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable Nasdaq or stock exchange rules, applicable provisions of the Internal Revenue Code, or other applicable laws or regulations. The Board of Directors may terminate the Purchase Plan at any time in its sole discretion.

Certain Relationships and Related Person Transactions

See the discussions above under “The Board and its Committees,” “Executive Compensation,” and “Board Compensation.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, all six inContact directors will be elected. The Board nominates for election as directors:

Theodore Stern	Paul Jarman	Steve Barnett	Mark J. Emkjer	Blake O. Fisher, Jr.	Paul F. Koeppe

If the Proposal No. 2 described below to amend the Bylaws to classify our Board of Directors is not approved by the stockholders, then each of the nominees will be elected to serve until our next annual meeting of stockholders in 2012. If the amendment to our Bylaws is approved, then Theodore Stern and Paul Jarman will serve as the Class 1 directors until the annual meeting in 2012, Steve Barnett and Mark J. Emkjer will serve as the Class 2 directors until the annual meeting in 2013, and Blake O. Fisher, Jr., and Paul F. Koeppe will serve as the Class 3 directors until the annual meeting in 2014.

These nominees have been selected by the Corporate Governance and Nominating Committee and nominated for election by the Board of Directors, and will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Each of the six director positions is voted on separately. The persons who receive the most votes for each of the six director positions will be elected. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL NO. 2

AMEND BYLAWS TO CLASSIFY THE BOARD OF DIRECTORS AND

PROVIDE FOR STAGGERED THREE-YEAR TERMS OF SERVICE FOR EACH CLASS

On April 15, 2011, the Board approved a proposed amendment to the Bylaws, subject to stockholder approval, to provide that the Board be divided into three classes to be designated as Class 1, Class 2 and Class 3, each of which is to be as nearly equal in number as possible. Under the new provision, each Director serves for a term ending on the date of the third Annual Meeting following the meeting at which such Director is elected. However, if a director is being elected to replace a director who ceases to serve for any reason, the newly elected director will be elected to serve the remainder of the replaced director’s term. The Board of Directors is proposing the amendment to the Bylaws staggering the Board to enhance continuity of the Board of Directors and management of inContact. Although inContact has not had any problems with continuity in the past, management is of the opinion continuity will become more important to the development and stability of inContact in the future as it continues to grow in size and operations.

One effect of staggering the Board is to make it more difficult for stockholders to change a majority of Directors sitting on the Board. Under our Bylaws in effect now, stockholders can change a majority of the Board at one meeting of stockholders where directors are elected. If the proposed change is approved by the stockholders, two consecutive annual meetings of stockholders at which directors are elected are required for the stockholders to change a majority of the Board of Directors. Consequently, stockholders who are dissatisfied with the performance of the Board of Directors will find it more difficult to change a majority of the Board. Another effect of this provision is to make it more difficult for a single person or group of persons to attempt to gain control of inContact by electing a slate of directors in opposition to the nominees proposed by the Board of Directors. inContact is not presently aware of any person or group who proposes to nominate any person for election as a director in opposition to any nominee of the Board.

For the reasons set forth above, management is asking the stockholders to approve a resolution amending Article III, Section 3 of inContact’s Bylaws to read as follows:

Section 3. Election, Classification and Term of Office. Each Director shall be elected at each annual meeting of stockholders by a plurality of votes cast at the election, but if for any reason the Directors are not elected at the annual meeting of stockholders, each Director may be elected at any special meeting of stockholders by a plurality of votes cast at the election.

The Board of Directors shall be divided into three classes to be designated as follows: Class 1, Class 2 and Class 3, each of which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting at which such Director was elected; provided, however, that each initial Director elected to Class 1 in 2011 shall hold office until the annual meeting of stockholders in 2012; each initial Director elected to Class 2 in 2011 shall hold office until the annual meeting of stockholders in 2013; and each initial Director elected to Class 3 in 2011 shall hold office until the annual meeting of stockholders in 2014.

In the event of any increase or decrease in the authorized number of Directors: (a) each Director then serving as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors (which is in existence immediately prior to such an increase or decrease) among the three classes of Directors so as to maintain such classes as nearly equal as possible. Any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. The number of Directors in the class to be elected at an annual meeting of stockholders shall be determined by the Board of Directors prior to such meeting or, in the absence of such determination, by the stockholders at such meeting. Notwithstanding the foregoing, whenever the holders of any one or more classes of Preferred Stock issued by the Company shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of this Certificate of Incorporation or of the certificate of designation or other instrument creating such class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Section 3 unless expressly provided by such terms.

The Board of Directors recommends a vote “FOR” approval of the proposed amendment to the Bylaws.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee has selected and appointed the firm of Deloitte & Touche LLP as the independent registered public accounting firm to examine our financial statements for the year ending December 31, 2011. Deloitte & Touche LLP audited our financial statements for 2010 and 2009. We do not expect representatives of Deloitte & Touche LLP will attend the annual meeting.

Ratification of the selection of Deloitte & Touche LLP is not required by our bylaws or otherwise. The Board is submitting the selection to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the annual meeting if it determines such a change would be in the interests of inContact and its stockholders.

Accountant Fees and Services

The aggregate fees and expenses billed by our principal accounting firm, Deloitte & Touche LLP for fees and expenses billed during fiscal years ended December 31, 2010 and 2009 were as follows (in thousands):

	2010	2009
Audit fees	$264	$301
Audit related fees	82	124

Total audit and related fees	346	425

Other consulting fees	—	—
Tax preparation fees	64	52

Total fees	$410	$477

Audit related fees were for reviews of our filings on Form 10-Q for 2010 and 2009 and certain other SEC filings, meetings with the Audit Committee and work required by our filing registration statements.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, inContact is asking stockholders to vote on a non-binding advisory resolution to approve the compensation of its named executive officers, as described above in this proxy statement in “Compensation Discussion and Analysis,” “Summary Compensation Table,” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 10, our executive compensation program is designed to attract, motivate and retain talented and experienced executives who lead the Company’s business, and to motivate them to achieve short and long-term financial and strategic company goals that enhance stockholder value. We believe that the compensation of our named executive officers is reasonable and strongly focused on pay for performance principles. Through cash bonus plans we incentivize our executives to achieve short-term financial performance goals, and we use equity incentives to align the interests of our executive officers with those of stockholders and our long-term goals and interests. Please read the “Compensation Discussion and Analysis”, as well as the compensation tables and narrative that follow it, for additional details about our executive compensation programs and compensation of our named executive officers in 2010. The Compensation Committee and the Board believe that these compensation policies and arrangements are effective in implementing our compensation philosophy and in achieving its goals.

For the reasons set forth above, we ask that the stockholders approve the following non-binding advisory resolution at the annual meeting:

RESOLVED, that the stockholders of inContact, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders.

The vote on this advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of inContact’s named executive officers as described in this proxy statement.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast an advisory vote on whether future non-binding advisory votes on the compensation of our named executive officers should occur every one, two or three years. After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every THREE years is appropriate for inContact and its stockholders at this time.

You may cast your vote on your preferred voting frequency by choosing one year, two years, or three years, or you may abstain from voting on the matter, when you vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast on this resolution shall be the preferred frequency with which inContact, Inc. (the “Company”) is to hold an advisory vote on the approval of the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Company’s proxy statement.

After careful consideration, the Board believes that a triennial advisory vote complements our goal to create a compensation program that enhances long-term stockholder value. As described in the “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve short-term and long-term corporate goals that enhance stockholder value. A triennial vote will provide stockholders the ability to compare our compensation program to long-term performance. The Compensation Committee would also benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to evaluate our compensation program (as compared to our performance over that same period) and to implement necessary changes.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Generally, approval of any matter presented to stockholders requires a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Even though this vote will neither be binding on inContact or the Board, nor will it create or imply any change in the duties of inContact or the Board, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency by which advisory votes on executive compensation will be included in our proxy statement.

The Board of Directors recommends that you vote for the option of THREE YEARS as to the frequency of the advisory vote on the compensation of the Company’s named executive officers.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of inContact may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

Paul Jarman, Chief Executive Officer

May 2, 2011

INCONTACT INC

7730 SOUTH UNION PARK AVE

SUITE 500

MIDVALE, UT 84047

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M35639-P08053

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

INCONTACT INC

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:*

01) Theodore Stern

04) Mark J. Emkjer

02) Paul Jarman

05) Blake O. Fisher, Jr.

03) Steve Barnett

06) Paul F. Koeppe

The Board of Directors recommends you vote FOR the following proposals:

For

Against

Abstain

2. AMEND BYLAWS TO CLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR STAGGERED THREE-YEAR TERMS OF SERVICE FOR EACH CLASS.

3. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

4. NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION.

The Board of Directors recommends you vote 3 years on the following proposal:

1 Year

2 Years

3 Years

Abstain

5. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

*Note to Proposal 1: If all nominees are elected and Proposal 2 to amend the Bylaws to classify the board of directors is approved, then nominees 01 and 02 will be Class 1 directors serving until the annual meeting in 2012, nominees 03 and 04 will be Class 2 directors serving until the annual meeting in 2013, and nominees 05 and 06 will be Class 3 directors serving until the annual meeting in 2014.

NOTE: As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgement and in the discretion of the proxy holders.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M35640-P08053

inContact, Inc.

7730 South Union Park Avenue

Suite 500

Midvale, UT 84047

ANNUAL MEETING OF SHAREHOLDERS

JUNE 15, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Stern and Paul Jarman, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of inContact, Inc. (the “Company”) held of record by the undersigned on April 18, 2011, at the Annual Meeting of Shareholders to be held on June 15, 2011, and at any adjournment or postponement thereof. Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.

Continued and to be signed on reverse side